Exhibit (e)(14)

SPIRIT AIRLINES, INC.

2015 INCENTIVE AWARD PLAN

PERFORMANCE SHARE AWARD GRANT NOTICE

AND PERFORMANCE SHARE AWARD AGREEMENT

[ADJUSTED OPERATING MARGIN]

Spirit Airlines, Inc., a Delaware corporation (the “Company”), pursuant to its 2015 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (“Participant”), a Performance Share Award (the “Performance Shares”). Each Performance Share represents the right to receive one share of the Company’s Common Stock (each, a “Share”), upon the achievement of certain performance goals and continued employment requirements. This award is subject to all of the terms and conditions set forth herein and in the Performance Share Award Agreement attached hereto as Exhibit A (the “Performance Share Award Agreement”) and the Plan, each of which are incorporated herein by reference. Capitalized terms not specifically defined in this Grant Notice and the Performance Share Award Agreement shall have the meanings specified in the Plan.

Participant:

Grant Date:

Target Number of Performance Shares:

Performance Period:	January 1, 2022 – December 31, 2024

Performance Goals:	Participant is eligible to be issued Shares as of the Settlement Date with the number thereof determined based upon the Company’s attainment of Adjusted Operating Margin Percentage relative to its Peer Group during the Performance Period, as set forth in Section 2.2(b) of the Performance Share Award Agreement.

Termination:	Except as otherwise set forth in the Performance Share Award Agreement, Participant shall forfeit all Performance Shares upon Participant’s Termination of Service prior to the Settlement Date.

By his or her signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Performance Share Award Agreement and this Grant Notice. Participant has reviewed the Plan, the Performance Share Award Agreement and this Grant Notice in their entirety, and fully understands all provisions of the Plan, the Performance Share Award Agreement and this Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under or with respect to the Plan, this Grant Notice, the Performance Shares or the Performance Share Award Agreement. Further, by signing below, Participant agrees that Participant has read, fully understands and agrees to abide by the terms of the Company’s Insider Trading Policy and has read and fully understands the Plan Prospectus and Prospectus Supplement, if applicable, copies of which have been provided to Participant.

In addition, by signing below, Participant agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 3.5 of the Performance Share Award Agreement by (i) withholding Shares otherwise issuable to Participant upon vesting of the Performance Shares, (ii) instructing a broker on Participant’s behalf to sell Shares otherwise issuable to Participant and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by the Plan or Section 3.5 of the Performance Share Award Agreement.

SPIRIT AIRLINES, INC.:	PARTICIPANT~~:~~

By:	By:

Print Name:	Name:
Title:

2

EXHIBIT A

TO PERFORMANCE SHARE AWARD GRANT NOTICE

PERFORMANCE SHARE AWARD AGREEMENT

[ADJUSTED OPERATING MARGIN]

Pursuant to the Performance Share Award Grant Notice (the “Grant Notice”) to which this Performance Share Award Agreement (this “Agreement”) is attached, Spirit Airlines, Inc., a Delaware corporation (the “Company”), has granted to Participant a performance share award (the “Performance Shares”) under the Spirit Airlines, Inc. 2015 Incentive Award Plan, as amended from time to time (the “Plan”). Each Performance Share represents the right to receive one share of the Company’s Common Stock (each, a “Share”), subject to the terms and conditions set forth in the Plan, this Agreement and the Grant Notice.

ARTICLE 1.

GENERAL

1.1 Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

(a) “Adjusted Operating Margin Percentage” shall mean an amount, expressed as a percentage, equal to (i) Revenue minus Operating Expenses divided by (ii) Revenue.

(b) “Cares Act Restrictions” shall mean the restrictions on executive pay from the Company pursuant to (i) the Title IV of the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (Mar. 27, 2020), as amended from time to time (“Cares Act”), (ii) the Payroll Support Program Agreement dated as of April 20, 2020, between the Company and the United States Treasury Department as amended from time to time, including any Payroll Support Program Extension Agreement and (iii) any other loan programs under Title IV of the Cares Act.

(c) “Operating Expenses” shall mean, with respect to each individual company in the Peer Group, the cumulative operating expenses for each such company for the Performance Period based on its regularly prepared and publicly available statements of operations prepared in accordance with GAAP and contained in reports on Form 10-K filed with the SEC, provided that Operating Expenses shall exclude any gains or losses on disposal of assets and any special charges, in each case as set forth in such public filings.

(d) “Measurement Date” shall mean the first date in calendar 2024 after all of the Peer Companies have filed their Form 10-K Reports with the SEC with respect to calendar year 2023, but not later than May 1, 2024.

(e) “New Employer” shall mean, immediately after a Change in Control, Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.

(f) “Non-Compete Period” shall mean the period commencing on the date of Participant’s termination of employment and ending on the later to occur of (x) April 2, 2023 and (y) the ninetieth (90th) day after the date of such termination of employment, subject to Participant’s continued compliance with the Non-Competition covenant through such applicable date.

(g) “Non-Competition” shall mean, during the Non-Compete Period, Participant shall not, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any person or entity that provides or offers products or services that are the same as or substantially similar to the products and services offered as part of the Company’s business (as described in the Company’s latest Annual Report on Form 10-K filed with the SEC). Nothing herein shall prohibit Participant from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Participant has no active participation in the business of such corporation.

(h) “Peer Companies” shall mean the companies in the Peer Group, including the Company.

(i) “Peer Group” shall mean the Company’s peer group set forth on Exhibit B attached hereto, including the Company. Notwithstanding the foregoing, the Administrator, in its reasonable discretion, shall remove from the Peer Group any company in the Peer Group that (i) ceases to be actively traded, due, for example, to merger (but not bankruptcy), (ii) fails to file with the SEC its Form 10-K Report for calendar year 2023 by May 1, 2024 or (iii) the Administrator otherwise reasonably determines is no longer suitable for the purposes of this Agreement. In the case of any such removal, the Administrator may select a comparable company to be added to the Peer Group. If the Administrator is not able to select such a comparable company to add to the Peer Group, the Administrator may amend Section 2.2(b) hereof to make such reasonable adjustments to the chart set forth in Section 2.2(b) as the Administrator deems necessary to effectuate the intention of this Agreement. If a company in the Peer Group ceases to be actively traded due to bankruptcy, the company shall remain a part of the Peer Group.

(j) “Performance Commencement Date” shall mean January 1 of the year in which the Grant Date occurs.

(k) “Performance Period” shall mean calendar years 2022, 2023 and 2024.

(l) “Revenue” shall mean with respect to each individual company in the Peer Group, the cumulative total operating revenue for such company for the Performance Period based on its regularly prepared and publicly available statements of operations prepared in accordance with GAAP and contained in reports on Form 10-K filed with the SEC.

(m) “SEC” shall mean the Securities and Exchange Commission.

(n) “Settlement Date” shall mean the date the Administrator determines that the Shares payable with respect to the Performance Shares, pursuant to Section 2.2(b), shall be issued to Participant, which date shall be no later than sixty (60) days after the Valuation Date (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exception from Section 409A of the Code).

(o) “Valuation Date” shall mean the earliest of (i) the Measurement Date or (ii) the date upon which a Change in Control or, if earlier, Participant’s death or disability, shall occur.

1.2 Incorporation of Terms of Plan. The Performance Shares are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE 2.

GRANT OF PERFORMANCE SHARES

2.1 Grant of Performance Shares. In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice, the Company grants to Participant an award of Performance Shares as set forth in the Grant Notice, upon the terms and conditions set forth in the Plan, this Agreement and the Grant Notice.

2.2 Performance-Based Right to Payment.

(a) The payment of Shares with respect to the Performance Shares is contingent on the Company’s attainment of Adjusted Operating Margin Percentage relative to its Peer Group as set forth in Section 2.2(b) below (the “Performance Goals”). Accordingly, Participant will not become entitled to payment with respect to the Performance Shares unless and until the Administrator determines whether and to what extent the Performance Goals have been attained. Upon such determination by the Administrator and subject to the provisions of the Plan and this Agreement, Participant shall be entitled to payment of that portion of the Performance Shares as corresponds to the Performance Goals attained (as determined by the Administrator in its sole discretion) as set forth in Section 2.2(b) below.

(b) Subject to Participant’s continued employment in active service with the Company from the Grant Date through the Valuation Date, the number of Shares that shall be issued to Participant in respect of the Performance Shares shall be determined as of the Valuation Date, based on the Company’s Adjusted Operating Margin Percentage relative to the Adjusted Operating Margin Percentage of the Peer Companies, as shown in the chart below. The number of Shares to be issued to Participant shall be the Target Number of Performance Shares specified in the Grant Notice multiplied by the applicable Payout percentage determined in accordance with the chart below and as further set forth on Exhibit C attached hereto.

*

If the Company’s Adj Op-Margin percentage rank falls at the bottom (10th rank), there is no payout.

If the Company’s Adj Op-Margin percentage rank is at 5th, payout will at 100%.

If the Company’s Adj Op-Margin percentage rank is at 1st, payout will at 200%.

If the Company’s Adj Op-Margin percentage rank falls between 10th and 5th, payout will be determined by linear interpolation of the actual Adj Op-Margin results between these points as further explained on Exhibit C attached hereto.

If the Company’s Adj Op-Margin percentage rank falls between 1st and 5th, payout will be determined by linear interpolation of the actual Adj Op-Margin results between these points as further explained on Exhibit C attached hereto.

2.3 Payment of Shares. The number of Shares to be paid with respect to the Performance Shares, as set forth in Section 2.2(b) above, shall be issued to Participant on the Settlement Date, subject to Section 2.5 and 2.7 below. Notwithstanding the foregoing, in the event the Shares cannot be issued due to the conditions set forth in Section 2.4(a) or (b) hereof not being satisfied, then the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that the Shares can again be issued in accordance with such conditions in Sections 2.4(a) or (b) hereof. Any Performance Shares awarded pursuant to this Agreement that are unpaid as of the Settlement Date as a result of the Company’s actual attainment level under the Performance Goals shall automatically and without further action be cancelled and forfeited by Participant, and Participant shall have no further right or interest in or with respect to such portion of the Performance Shares.

2.4 Conditions to Delivery of Shares. Subject to Section 11.4 of the Plan and Section 3.5 hereof, the Shares deliverable hereunder, or any portion thereof, may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such shares of Common Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such Shares to listing on all stock exchanges on which such Common Stock is then listed;

(b) The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any federal, state or local governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 3.5 hereof; and

(e) The lapse of such reasonable period of time following the Valuation Date as the Administrator may from time to time establish for reasons of administrative convenience.

2.5 Change in Control, Death or Permanent Disability Treatment.

(a) Unless as otherwise provided in Section 2.5(c), in the event of a Change in Control, the Performance Shares shall be assumed or substituted (each such assumed or substituted Performance Share, an “Alternative Award”) by the New Employer, with the amount of such Alternative Award to be equal to the Target Number of Performance Shares specified in the Grant Notice, and the applicable Performance Goals (as set forth on the Grant Notice and in Section 2.2(a) above) shall lapse on the Change in Control. The Alternative Award shall vest on the applicable Measurement Date, subject to Participant’s continued employment through each such vesting date, and payment in respect of the Alternative Award shall be made no later than sixty (60) days following such vesting date.

(b) In the event that during the period beginning on the effective date of a Change in Control and ending on the twelve (12) month anniversary thereof Participant incurs a Termination of Service by reason of the Company’s termination of Participant’s employment other than for Cause (as defined in the Company’s 2017 Executive Severance Plan (the “Severance Plan”)) or by reason of Participant’s resignation for Good Reason (as defined in the Severance Plan), then any then-unvested Alternative Awards will automatically vest in full as of the later of (i) the date of such Termination of Service, if such Termination of Service occurs on or after April 2, 2023 or (ii) the end of the Non-Compete Period, if such Termination of Service occurs prior to April 2, 2023.

(c) In the event a successor corporation in a Change in Control fails to assume or substitute the Performance Shares in accordance with Section 2.5(a) of this Agreement and Section 14.2(d) of the Plan, the Performance Shares shall either (i) vest in full equal to the Target Number of Performance Shares set forth on the Grant Notice, and the Shares underlying the Performance Shares shall be issued to Participant as of immediately prior to (and subject to the consummation of) such Change in Control, if such Change in Control occurs on or after April 2, 2023 or (ii) (A) be converted at the date of the Change in Control into a right to receive an amount in cash equal to the Target Number of Performance Shares set forth on the Grant Notice and (B) the terms of Section 2.5(b) shall apply.

(d) If Participant is an employee of the Company who has a Termination of Service by reason of Participant’s death or permanent disability (within the meaning of Section 22(e) of the Code), the number of Shares to be issued to Participant in respect of the Performance Shares shall be the Target Number of Performance Shares specified in the Grant Notice, multiplied by a fraction (not to exceed one) having (a) a numerator equal to the number of whole months (counting each month as ending on the first day of a calendar month) elapsed from the Performance Commencement Date until the date of death or permanent disability, and (b) a denominator equal to thirty-six (36). The Shares underlying the Performance Shares shall be issued to Participant no later than sixty (60) days after the date of Participant’s death or permanent disability.

(e) Notwithstanding anything in this Agreement to the contrary, no payment of Shares to be paid with respect to the Performance Shares shall be made to the extent such payment would be prohibited pursuant to the Cares Act Restrictions, and any such payout shall be subject to the applicable limitations thereunder.

2.6 Right to Continued Employment. Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company, or any parent or Subsidiary of the Company, or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or other affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

2.7 Effect of Termination of Service. Notwithstanding any contrary provision of this Agreement, upon Participant’s Termination of Service for any or no reason (other than Participant’s death or permanent disability, as described in Section 2.5 above) prior to the Valuation Date, all rights with respect to any unvested Performance Shares awarded pursuant to this Agreement shall automatically and without further action be cancelled and forfeited by Participant, and Participant shall not be entitled to any payments or benefits with respect thereto.

2.8 Rights as Stockholder. The holder of the Performance Shares shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the Performance Shares and any Shares underlying the Performance Shares and deliverable hereunder unless and until such Shares shall have been duly issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

2.9 Clawback. If Participant, at any time during the period commencing on the Grant Date and ending on the second anniversary of the date on which Participant incurs a Termination of Service, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company in the determination of the Administrator (including, without limitation, committing fraud or conduct contributing to any financial restatements or irregularities, or violating a non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any parent or Subsidiary, as determined by the Administrator), then Participant must pay to the Company any proceeds, gains or other economic benefit actually or constructively received by Participant upon receipt of the Performance Shares or upon the resale of vested Performance Shares, and this Agreement and the Grant Notice shall terminate and any Performance Shares (whether or not vested) shall be forfeited without payment of any consideration therefor. In addition and without limiting the foregoing, to the extent required by applicable law and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company which applies to Participant, this Agreement and the Performance Shares awarded hereunder shall be subject (including on a retroactive basis) to such clawback, forfeiture or similar requirements, and such requirements shall be deemed incorporated by reference into this Agreement.

ARTICLE 3.

OTHER PROVISIONS

3.1 Administration. The Administrator shall have the power to interpret the Plan, this Agreement and the Grant Notice and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation taken or made, or omitted to be taken or made, under or with respect to the Plan, this Agreement, the Grant Notice or the Performance Shares (unless constituting fraud or a willful criminal act or omission). The duties and obligations of the Company, the Administrator and each member of the Administrator shall be determined only with reference to the Plan and this Agreement, and no implied duties or obligations shall be read into the Plan, this Agreement or the Grant Notice on the part of the Company, the Administrator or any member of the Administrator. Under no circumstances shall the Company, the Administrator or any member of the Administrator be obligated to prove good faith for any purpose, it being specifically understood and agreed that the Administrator and each member of the Administrator shall be presumed in all instances to have acted in good faith. To overcome this presumption of good faith, Participant shall have the burden of proving, by clear and convincing evidence, that the Administrator or the member of the Administrator, as the case may be, intentionally acted in bad faith.

3.2 Grant is Not Transferable. During the lifetime of Participant, the Performance Shares and the rights and privileges conferred hereby will not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed in any way (whether by operation of law or otherwise), and will not be subject to sale under execution, attachment or similar process, unless and until the Shares underlying the Performance Shares have been issued. Upon any attempt to sell, transfer, assign, pledge, hypothecate or otherwise dispose of the Performance Shares, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the Performance Shares and the rights and privileges conferred hereby immediately will become null and void. Unless and until the Shares underlying the Performance Shares have been issued, neither the Performance Shares nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect. Notwithstanding anything herein to the contrary, this Section 3.2 shall not prevent transfers by will or applicable laws of descent and distribution; provided, however, that all such transfers shall be subject to the terms and conditions of the Plan, the Grant Notice and this Agreement.

3.3 Binding Agreement. Subject to the limitation on the transferability of the Performance Shares contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.4 Adjustments upon Specified Events. The Administrator may accelerate payment of the Performance Shares in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 14.2 of the Plan, the Administrator shall make such adjustments the Administrator deems appropriate in the number of Performance Shares then outstanding and the number and kind of securities that may be issued in respect of the Performance Shares. Additionally, if the treatment of the Performance Shares under Section 2.5 would require a modification for financial accounting purposes to the fair value of the Performance Shares that would result in the limitations under the Cares Act Restrictions being exceeded as to Participant, then the Committee shall reduce the number of Performance Shares to the greatest number of whole shares that would not exceed the original grant date fair value of the Performance Shares. If such adjustment is made, the Committee shall equitably increase any performance cash award granted in 2022.

3.5 Withholding.

(a) Notwithstanding anything to the contrary in this Agreement or the Grant Notice, the Company shall be entitled to require payment by Participant of any sums required by applicable law to be withheld with respect to the grant or vesting of the Performance Shares or the issuance of Shares pursuant to the Performance Shares. Such payment shall be made in the manner determined by the Company in its sole discretion, and may be made by deduction from other compensation payable to Participant or in such other form of consideration acceptable to the Company, which may include:

(i) Cash or check;

(ii) Surrender of Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the minimum amount required to be withheld by statute; or

(iii) Other property acceptable to the Company (including, without limitation, through the delivery of a notice that Participant has placed a market sell order with a broker with respect to Shares payable pursuant to the Performance Shares, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of its withholding obligations; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale).

(b) The Company shall not be obligated to deliver any new certificate representing Shares to Participant or Participant’s legal representative or enter such Shares in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Participant resulting from the grant or vesting of the Performance Shares or the issuance of Shares pursuant to the Performance Shares.

3.6 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal executive office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.7 Titles. Titles provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.8 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement and the Grant Notice, regardless of the law that might be applied under principles of conflicts of laws.

3.9 Conformity to Securities Laws. Participant acknowledges that the Plan, this Agreement and the Grant Notice are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Performance Shares are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, this Agreement and the Grant Notice shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.10 Amendments, Suspension and Termination. To the extent permitted by the Plan, the Administrator or the Board may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement, the Grant Notice and/or the Performance Shares granted hereunder, prospectively or retroactively (including after Participant’s termination of employment or service with the Company); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of Participant with respect to the Performance Shares granted hereunder shall not to that extent be effective without Participant’s consent unless the Committee or the Board, as applicable, determines that such either is required or advisable in order for the Company, the Plan or the award of Performance Shares made hereunder to satisfy any applicable law or regulation. Nothing in this Agreement or the Grant Notice shall restrict in any way the adoption of any amendment, modification, suspension or termination to the Plan in accordance with the terms of the Plan.

3.11 Successors and Assigns. The Company may assign any of its rights under this Agreement and the Grant Notice to single or multiple assignees, and this Agreement and the Grant Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement and the Grant Notice shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

3.12 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Performance Shares and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.13 Not a Contract of Employment. Nothing in the Plan, this Agreement or the Grant Notice shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company, any parent of the Company or any Subsidiary.

3.14 Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

3.15 Section 409A; Taxes. The Performance Shares are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). Notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the Performance Shares (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right, in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so, and without Participant’s consent), to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for the Performance Shares either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. This Section 3.15 does not create an obligation on the part of the Company to modify the Plan or this Award Agreement and does not guarantee that the Performance Shares will not be subject to taxes, interest and penalties under Section 409A. For the avoidance of doubt, Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for his account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold Participant (or any beneficiary) harmless from any or all of such taxes or penalties.

3.16 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement and the Grant Notice create only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust or separate fund of any kind, or a fiduciary relationship between the Company, any parent of the Company, any Subsidiary, or the Administrator, on the one hand, and Participant or other person or entity, on the other hand. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Performance Shares, and rights no greater than the right to receive Shares as a general unsecured creditor with respect to the Performance Shares, as and when payable hereunder.

EXHIBIT B

PEER GROUP

Alaska Air Group, Inc.

Allegiant Travel Company

American Airlines Group, Inc.

Delta Airlines

Frontier Airlines

Hawaiian Holdings Inc.

JetBlue Airways Corporation

Southwest Airlines

Spirit Airlines Inc.

United Continental Holdings

B-1